EXHIBIT 11

      STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
              COMPUTATION OF EARNINGS (LOSS) PER SHARE
            YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                  (in thousands, except share data)
                                         1995      1994      1993
PRIMARY
 Average shares outstanding              29,921    28,844    28,491
 Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                 --        --     1,385
    Total                                29,921    28,844    29,876

 Loss before cumulative effect of
    accounting change                   $(8,467) $ (9,001) $(11,732)

 Cumulative effect of accounting change      --    (3,896)      --
    Net loss                            $(8,467) $(12,897) $(11,732)

 Primary per share amount:
  Before cumulative effect of
   accounting change                    $  (.28) $   (.31) $   (.39)

  Cumulative effect of accounting
   change                                    --      (.14)       --
    Net loss per share                  $  (.28) $   (.45) $   (.39)


FULLY DILUTED
 Average shares outstanding              29,921    28,844    28,491
 Net effect of dilutive stock options
  -- based on the treasury  stock
  method using the
  year-end market price,
  if higher than average market price        --        --     1,600
     Total                               29,921    28,844    30,091

 Loss before cumulative effect of
    accounting change                   $(8,467) $ (9,001) $(11,732)


 Cumulative effect of accounting change      --    (3,896)       --
       Net loss                         $(8,467) $(12,897) $(11,732)

 Fully diluted per share amount:
  Before cumulative effect of
   accounting change                    $  (.28) $   (.31) $   (.39)
  Cumulative effect of accounting
   change                                    --      (.14)       --
       Net loss per share               $  (.28) $   (.45)  $  (.39)

This computation is required by Regulation S-K Item 601 and is filed as an exhibit under Item 14a(3) of Form 10-K.

SEC Release No. 33-5133 requires ". . . when per share earnings are disclosed, . . . the information with respect to the computation of per share earnings on both primary and fully diluted bases, presented by exhibit or otherwise, must be furnished even though the amounts of per share earnings on the fully diluted basis are not required to be stated under the provisions of Accounting Principles Board Opinion No. 15."